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                                                                   EXHIBIT 10.27

                                 31 August 2001

Mr. C. J. van Ophem
Bofeld
6340 Baar
CH-8004 Zurich

Dear Kees:

I am pleased to confirm our offer of employment as General Counsel reporting to the Chairman and Chief Executive Officer, Andres Bande.

This offer is made subject to a work permit being granted, and your acceptance of the terms and conditions of employment detailed below and in the Employee Handbook and its attachments already sent to you. It is also subject to you submitting to and successfully passing a medical examination by a FLAG appointed physician. The medical examination will include a drug screening.

This employment will be based at FLAG's 9 South Street, London office once a work permit has been obtained. In the meantime you may be required to work temporarily at another location. FLAG will reimburse actual and reasonable expenses in connection with business travel or temporary stay at an interim location pending relocation.

Your basic salary will be US$270,000 per annum payable monthly in arrears.

You will be eligible to receive a bonus targeted at 100% of base salary (pro rata for part years). Bonus earnings will be determined by the Chairman and Chief Executive Officer, based on your performance against specific objectives, which will be mutually agreed with you. It will be possible to exceed the target bonus amount.

At the date of this agreement, FLAG Telecom grants you options of 100,000 shares. Vesting will be based on service over a minimum three year timeframe, with no more than 33,333 shares vesting on the first anniversary of the date of grant, 33,333 shares vesting on the second anniversary of the date of grant and 33,334 shares vesting on the third anniversary of the date of grant. The price of the options is set on the day of this agreement. This award will be subject to the rules of the Long Term Incentive Plan. Full details of the scheme will be provided in the employment information attached.

Following your first year anniversary with FLAG, you will also be granted additional options of 120,000 shares with no more than 40,000 shares vesting each year over a minimum three year timeframe similar to that described above.

FLAG will pay a one time sign on bonus of US$120,000 which is repayable to FLAG in full should you voluntarily leave the Company within one year of your joining date.

You will receive a transportation allowance of L900 per month, which will be paid monthly in arrears.

FLAG will reimburse the reasonable cost of moving your household effects from Switzerland to the UK, subject to the Company being able to select from two quotations provided by you, and similarly on return. The Company will also provide business class air travel for you and your wife for a pre-move visit to secure accommodations. We will also pay for the relocation and final demobilisation costs for you and your family back to a location of your choice in Europe.

Your vacation entitlement will be 20 days per year (pro-rata for part years).

In the unlikely event that FLAG determines to end your employment without cause, we will provide you with 6 months notice in writing unless, during the first 12 months of employment, such termination results from a "change in control" in which case we will provide you with 12 months' notice in writing. You will also be

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required to provide FLAG with 6 months notice in writing if you care to separate your employment with FLAG at your request.

You will be entitled to participate in the FLAG employee benefits plan which provides Medical/Dental, Accident, and Disability insurance coverage. FLAG will take out Life Insurance for you in the amount of US$500,000 subject to FLAG's insurance carrier accepting the application. You will also be entitled to participate in the FLAG retirement scheme, a copy of which is also attached for your information.

You will also be provided with the following:

o  An accommodation allowance of US$6,000 per month net of tax.

o Reimbursement of education costs from grades K to 12 for your school age children, subject to review and approval by the Company.

o Reimbursement of the cost of preparing your tax returns for the UK and Switzerland.

This offer is made subject to certain conditions being met, and will become null and void following one of the following two occurrences:

        1. The offer and its associated terms and conditions has not been accepted by close of business on 31 August, 2001, or
        2. The offer and its associated terms and conditions is accepted but you are unable to be available to begin employment by 1 October, 2001, the expiration date of this offer.

I look forward to welcoming you to the FLAG team.

Please sign and return one copy of this letter, the first page of the Employee Handbook, one copy of Appendix 4 - Restrictive Covenants, one copy of Appendix 5
- Insider Trading and the names and addresses of two business referees to indicate your acceptance of our offer and its associated terms and conditions.

Yours sincerely,

JOHN L. DRAHEIM
VICE PRESIDENT ADMINISTRATION

Signed:                             Date:
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